SURRENDER AGREEMENT

AGREEMENT (this “Agreement”) made as of the 28th day of December, 2009, by and between  SMIII WOODBRIDGE PLAZA, LLC, a Delaware limited liability company, having an office at c/o KBS Realty Advisors, LLC, 590 Madison Avenue, 26th floor, New York, New York 10022 (“Landlord”) and CAREADVANTAGE HEALTH SYSTEMS, INC., a Delaware corporation having an address at 485(C) Route 1 South, 4th Floor, Iselin, New Jersey 08830  (“Tenant”).

WITNESSETH:

WHEREAS, by Agreement of Lease (the “Original Lease”) dated as of April 14, 1995, as amended by Lease Extension and Modification of Lease dated as of October 31, 2000 (“the First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated as of December 21, 2004  (“the Second Amendment”), as further amended by a letter dated March 15, 2007 (the “Letter”), and as further amended by that certain Third Amendment of Lease dated as of March 26, 2008 (“the Third Amendment”), all of which lease documents are guarantied by CareAdvantage, Inc. (the “Guarantor”) by Guaranty dated on or about April 10, 1995 (as amended and extended, the Guaranty; the Original Lease, First Amendment, Second Amendment, Letter, Third Amendment, and Guaranty are sometimes hereinafter referred to collectively as the “Existing Lease”), Landlord did demise and let unto Tenant and Tenant did hire and take a certain portion of rentable space on the fourth (4th) floor of Building “C” (the “Building”) as more particularly described in the Existing Lease (“Original Demised Premises”) in the office project commonly known as “Woodbridge Corporate Plaza” (the “Project”) and which is located at 485 Route 1 South, Iselin, New Jersey 08830;

WHEREAS, the Expiration Date of the Existing Lease is March 31, 2011 (the “Existing Lease Expiration Date”);

WHEREAS, Landlord and Guarantor are simultaneously herewith entering into a new Office Lease (the “New Lease”), whereby Guarantor will be leasing certain premises described in the New Lease (hereinafter referred to as the “New Demised Premises”) located on the second (2nd) floor of the building located in the Project known as Building “A”; and

WHEREAS, Tenant desires, upon the day preceding the “Commencement Date” (as such term is defined in the New Lease) of the New Lease, to surrender the Original Demised Premises and all of its rights and interests under the Existing Lease to Landlord (which Commencement Date is anticipated to be on or about April 1, 2010 (but may be different than such date), but in any event such Commencement Date shall be prior to the Existing Lease Expiration Date, and to relocate to and lease from Landlord the New Demised Premises under the New Lease, and Landlord is willing to accept said surrender and relocation, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the payment by Tenant to Landlord of Ten ($10.00) Dollars and other good and valuable consideration and in consideration of the mutual covenants herein contained, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Agreement.

2.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the  Existing Lease.

3.  Effective upon the day prior to the Commencement Date of the New Lease, with time being of the essence (the “Surrender Date”), Tenant shall surrender possession of the Original Demised Premises and all of its rights and interests under the Existing Lease and the Original Demised Premises to Landlord. Tenant hereby acknowledges and agrees that Tenant and Guarantor shall continue to remain liable for all of their obligations under the Existing Lease through the Surrender Date and shall continue to be responsible for the timely payment of all Base Rent, and all other charges, payments or other amounts required thereunder to be paid under the Existing Lease through the Surrender Date.  In addition, Tenant hereby acknowledges and agrees that Tenant shall be liable for holdover and consequential damages as described in Article 28 of the Original Lease in the event Tenant remains in possession of the Original Demised Premises after the Surrender Date; provided, however, that continued possession under the Sublease (hereinafter defined) by Geodis (hereinafter defined), Tenant’s subtenant under the Sublease, of the Sublease Space (hereinafter defined), as more fully described in Section 5 of this Agreement, shall not constitute a holdover over by Tenant in the Sublease Space and shall not subject Tenant to liability for consequential damages as described in Article 28 of the Original Lease for its failure to surrender and vacate the Sublease Space to Landlord by the Surrender Date. Tenant also acknowledges and agrees that any and all renewal, extension or expansion options (including any rights of first refusal) that may be set forth in  the Existing Lease are herein deemed waived and forfeited. The provisions of this Article shall survive the Surrender Date.

4.  Tenant covenants and agrees on behalf of itself, its successors and assigns, that it has not done and will not through the Surrender Date suffer (and will not do or suffer) anything whereby the Existing Lease or the Original Demised Premises or any furniture, equipment or personal property located therein has (or will) become encumbered, assigned, liened, occupied or subleased, except for the Sublease described in Section 5 of this Agreement, by any party in any way whatsoever.

5.  (A) Landlord and Tenant acknowledge and agree that a third party known as Geodis Wilson USA Inc. (“Geodis”) is the subtenant of a portion of the Original Demised Premises (the “Sublease Space”) as same is more particularly described in the Sublease Agreement (as amended, the “Sublease”) between Tenant, as sublessor and Geodis, as subtenant. Geodis is also a direct tenant with Landlord of the Sublease Space (as well as other space in the Project) for a term to commence, with respect to the Sublease Space,  as of April 1, 2011 (which is the day after the Existing Lease Expiration Date). Geodis has been notified by Tenant that the Existing Lease and the Original Demised Premises (including the Sublease Space) are being terminated and surrendered by Tenant to Landlord as of the Surrender Date and Geodis has acknowledged that it is aware that as a result thereof the Sublease is by its terms and at law also deemed terminated effective as of the Surrender Date. As such, in order to continue leasing the Sublease Space during the period from the day following the Surrender Date and through and including March 31, 2011, Geodis is simultaneously herewith entering into an amendment of its lease with Landlord to provide for the Sublease Space to be leased by Geodis from Landlord directly for the period to commence upon the Commencement Date of the New Lease (which is the day following the Surrender Date) and through and including March 31, 2011 and thereafter such space shall continue to be leased by Geodis from Landlord in accordance with the terms of Geodis’ lease with Landlord.

(B)     On the Surrender Date, Tenant shall deliver the entire Original Demised Premises (excluding the Sublease Space) and the keys therefor to Landlord in vacant, broom clean condition and in accordance with applicable provisions of the Existing Lease, and free and clear of any occupants, subtenants (excluding Geodis), licensees, any third parties, furniture, equipment or other personal property. Any and all furniture, equipment and personal property remaining in the Original Demised Premises (excluding the Sublease Space) as of the Surrender Date shall be deemed to have been unconditionally abandoned by Tenant and conveyed to Landlord free and clear of any liens and claims of others and Landlord shall be free to do with such furniture, equipment and personal property what it wishes, at Tenant’s sole cost and expense, including, without limitation, disposing of or selling same. Tenant unconditionally agrees to comply with all of the provisions of the Existing Lease, including, without limitation, the provisions of Article 27 of the Original Lease and all other provisions of the Existing Lease dealing with the surrender of the Original Demised Premises to Landlord at the expiration or sooner termination of the Existing Lease. Any sums or charges expended by Landlord to correct or remediate any failure by Tenant to comply with the foregoing and any damage caused by Tenant therein, shall be reimbursed by Tenant to Landlord on demand as additional rent under the Existing Lease.  The provisions of this Article shall survive the Surrender Date.

6. The provisions of this Surrender Agreement shall survive the Surrender Date.

7.  As of the Surrender Date, Tenant does hereby release and relieve Landlord, its successors and assigns, from and against any and all claims, obligations and liabilities of every kind and nature whatsoever which may have previously, currently or thereafter arise out of or in connection with the Original Demised Premises and the Existing Lease.  Upon Tenant’s (a) delivery of the Original Demised Premises (excluding the Sublease Space) to Landlord in accordance with the terms of this Agreement and the Existing Lease, and (b) timely payment of all Base Rent, and all other charges, payments or other amounts required to be paid under the Existing Lease through and including the Surrender Date, Landlord does hereby release and relieve Tenant from and against any and all claims, obligations and liabilities of every kind and nature whatsoever which may thereafter accrue or arise out of or in connection with the Original Demised Premises and the Existing Lease.

8.  The security deposit currently held by Landlord under the Existing Lease is $167,027.67. Tenant acknowledges and agrees that, as a condition to and in consideration of Landlord accepting the Tenant’s termination and surrender of the Existing Lease and the Original Demised Premises as of the Surrender Date, the entire amount of such existing security deposit held by Landlord under the Existing Lease shall be retained by Landlord as a “Surrender Fee” hereunder. By reason of the above, Tenant hereby acknowledges and agrees that the Surrender Fee (i.e., the sum of $167,027.67, which is the entire amount of the security deposit held by Landlord under the Existing Lease) is hereby deemed to be herein irrevocably and unconditionally forfeited by Tenant to Landlord and Tenant has no rights or claims with respect thereto and such sums shall not be returned by Landlord to Tenant. The provisions of this Article shall survive the Surrender Date.

  9.  In the event that the Commencement Date under the New Lease fails to occur by April 1, 2010 (which date and deadline shall be extended by one (1) additional day for each day of delay caused by the occurrence of one or more acts constituting Tenant Delay (as such term is defined in Paragraph 4 of the Workletter annexed as Exhibit D to the New Lease)), then the parties herein agree that the sole and exclusive remedy therefor which shall be provided shall be that commencing on April 2, 2010 (as such date and deadline may be so extended as hereinabove provided) the Tenant shall be granted a credit towards the Base Rent payable by Tenant under the Existing Lease in the amount of $957.44 for each day of delay beyond April 1, 2010 (as such date and deadline may be so extended as hereinabove provided) that the Commencement Date under the New Lease has not yet occurred until the date that the Commencement Date under the New Lease has occurred. Both Tenant and Guarantor confirm and ratify the provisions of this Article.

10.   Tenant represents and warrants that it has dealt with no broker, finder or like agent in connection with this Agreement other than FirstService Williams (“Broker”) and Tenant does hereby agree to indemnify and hold Landlord harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord by reason of any claim of, or liability to, any broker, finder or like agent (other than Broker) who shall claim to have dealt with Tenant in connection with this Agreement.

11.  This Agreement shall not be binding upon or enforceable against Landlord or Tenant unless and until Landlord and Tenant shall have executed and unconditionally delivered to each other an executed counterpart of this Agreement.

12. Tenant and the individual executing this Agreement on behalf of Tenant represent and warrant that this Agreement has been duly executed and delivered by Tenant, and that the individual executing this Agreement on behalf of Tenant is duly authorized and approved to bind the Tenant and this Agreement has been executed by the Tenant pursuant to and in conformance with a valid and effective authorization therefor, and constitutes the valid and binding agreement of the Tenant in accordance with its terms.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

LANDLORD

SMIII WOODBRIDGE PLAZA, LLC, a Delaware limited liability company

By: KBS Realty Advisors, LLC,
Witnessed by:	as Agent

/s/ Illegible Signature	By:	/s/ Charles A. Valentino
Name:		Charles A. Valentino,
Senior Vice President

TENANT

Witnessed by:	CAREADVANTAGE HEALTH SYSTEMS, INC., a Delaware corporation

/s/ Stacy D. Percell	By:	/s/ Dennis J. Mouras
Name:	Name: Dennis J. Mouras
Title: CEO

ACKNOWLEDGED AND AGREED TO:

GUARANTOR

CAREADVANTAGE, INC.,
Witnessed by:	a Delaware corporation

/s/ Stacy D. Percell	By:	/s/ Dennis J. Mouras
Name:	Name: Dennis J. Mouras
Title: CEO